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                                                                   EXHIBIT 10(d)

                                AMENDMENT TO THE
                     CHARTER MEDICAL CORPORATION DIRECTORS'
                                STOCK OPTION PLAN

          Pursuant to the power reserved to the Board of Directors of Magellan Health Services, Inc. (the "Company") under Section 14 of the Charter Medical Corporation Directors' Stock Option Plan, as amended, (the "Plan"), the Plan is hereby amended as follows:

                                       1.

          Section 6(b) of the Plan shall be amended by deleting that Section in its entirety and by substituting the following new Section 6(b) in its place:

          "(b) EXERCISE PRICE. The exercise price per share shall be the arithmetic average of the Fair Market Value per share of the Common Stock on the ten trading days that precede the date of grant, including the date of grant as the tenth trading day, on which shares of the Common Stock are traded; provided, that the Committee shall have the power to adjust the exercise price of Options previously granted to one or more Directors, either by amendment or cancellation and reissuance, in its sole discretion and provided that such adjusted exercise price shall not be below Fair Market Value as of the effective date of the adjustment. Notwithstanding the foregoing, in the event that an Option is repriced pursuant to this Section 6(b), the exercise price of such Option may not be adjusted again, whether by amendment or cancellation and reissuance, for a period of at least one year following the date of such adjustment."

                                       2.

          This Amendment shall be effective as of November 17, 1998.